Exhibit 99.1
CKE RESTAURANTS, INC.
6307 Carpinteria Avenue, Suite A
Carpinteria, California 93013

SUPPLEMENT
TO
PROXY STATEMENT
Annual Meeting of Stockholders
June 11, 2007

     On May 16, 2007, CKE Restaurants, Inc. (the “Company”) filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) relating to the Company’s 2007 Annual Meeting of Stockholders, which will be held at 10:00am on June 11, 2007. As previously disclosed, the record date for determining the Company’s stockholders entitled to vote at the Annual Meeting of Stockholders is April 23, 2007. This Supplement supplements and amends the Proxy Statement in order to change certain information regarding Proposal 2 therein, which relates to an amendment to the Company’s 2005 Omnibus Incentive Compensation Plan (the “2005 Plan”).
     On May 31, 2007, the Company’s Board of Directors approved an amendment to its 2005 Plan to reduce the proposed increase in the maximum number of shares which may be issued under all awards of restricted stock, stock units and stock awards, in the aggregate, by 450,000 shares, from 2,250,000 shares to 1,800,000 shares, which will result in a total of 2,550,000 shares of common stock being reserved for such awards instead of 3,000,000 shares of common stock being reserved for such awards as initially contemplated by Proposal 2.
     Proposal 2 to the Proxy Statement is hereby amended to reduce the proposed increase in the maximum number of shares which may be issued under all awards of restricted stock, stock units and stock awards, in the aggregate, by 450,000 shares as contemplated above. The Company’s Board of Directors unanimously recommends a vote “FOR” the amendment to the 2005 Plan as so amended.
     A copy of this Supplement to the Proxy Statement was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, dated May 31, 2007, and filed with the SEC on May 31, 2007.